Exhibit 99.1

Warrior Met Coal Announces Second Quarter 2018 Results

Raises Full Year Guidance

BROOKWOOD, AL  — August 1, 2018 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the second quarter ended June 30, 2018. Warrior is the leading dedicated U.S.-based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported second quarter 2018 net income of $91.3 million, or $1.72 per diluted share, compared to second quarter 2017 net income of $129.9 million, or $2.46 per diluted share. Excluding one-time transaction and other expenses and incremental non-cash stock compensation expense, adjusted earnings per share for the second quarter 2018 were $1.81 per diluted share. The Company reported Adjusted EBITDA of $128.8 million for the second quarter 2018 compared to Adjusted EBITDA of $188.5 million for the second quarter of 2017.

Year-to-date, Warrior reported net income of $270.0 million, or $5.10 per diluted share, compared to net income of $238.2 million, or $4.52 per diluted share, in the same period of 2017. Excluding one-time transaction and other expenses and incremental non-cash stock compensation expense, adjusted earnings per share year-to-date were $5.24 per diluted share compared to the same period in 2017 of $4.73 per diluted share. Year-to-date Adjusted EBITDA was $345.3 million compared to $323.9 million in the same period of 2017.

“The market for high quality premium met coal continued to be robust in the second quarter, though moderated somewhat from the exceptional strength we have seen over the past year,” commented Walt Scheller, CEO of Warrior. “Given the strength of our financial and operating results in the first and second quarters, performance at our mines, ongoing global GDP growth, and strong demand for steel production, we are raising our guidance for the balance of the year. Warrior’s performance clearly demonstrates the unique value of our highly focused business strategy as a premium 'pure-play' met coal producer.”

Operating Results
The Company produced 1.9 million short tons of met coal in the second quarter of 2018, roughly equivalent to the amount produced in the second quarter of 2017. The actual production volume was better than expected as the Company entered the second quarter with a scheduled shut down for a week of maintenance at one of its mines. The Company continues to make good progress toward its nameplate annual capacity of eight million short tons. Halfway through the year, the Company produced and sold 4.0 million short tons of met coal without any longwall moves.

Total revenues were $322.6 million for the second quarter of 2018, including $315.0 million in mining revenues, which consisted of met coal sales of 1.9 million short tons at an average net selling price of $167 per short ton, net of demurrage and other charges. Average net selling price declined 7.8% compared to the second quarter of 2017, reflecting the higher met coal price environment last year due to Cyclone Debbie in Australia. Warrior capitalized on the strong pricing environment in the quarter by achieving a gross price realization of 100%. Since January 2018, the Company’s gross price realization has represented a volume weighted-average calculation of the Company's daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Premium Low Volatility (“LV”) Free-On-Board (“FOB”) Australia Index price (the “Platts Index”).

Cost of sales for the second quarter of 2018 were $178.5 million, or 56.7% of mining revenues, and included mining costs, transportation and royalty costs. Mining costs were higher in the second quarter of 2018 than in the same period last year primarily due to the continued ramp up of mining activities and incremental costs associated with the scheduled week of maintenance that was previously announced.

Selling, general and administrative expenses for the second quarter of 2018 were $13.5 million, or 4.2% of total revenues, including $3.0 million of incremental non-cash stock compensation expense associated with the vesting of shares in connection with the May secondary offering that was not in the Company's prior guidance. Transaction and other expenses were $1.0 million in the second quarter of 2018 and were related to the completion of the two secondary equity offerings by certain existing stockholders discussed below. Depreciation and depletion costs for the second quarter of 2018 were $21.1 million, or 6.5% of total revenues. Warrior incurred interest expense of $9.8 million during the second quarter of 2018. The Company did not incur any income tax expense for the second quarter of 2018 due to its utilization of its net operating losses (“NOLs”).

Cash Flow and Liquidity
The Company continued to generate strong cash flows from operating activities in the second quarter of 2018 of $132.5 million, compared to $161.4 million in the second quarter of 2017. Net working capital, excluding cash, decreased by $16.0 million from the first quarter of 2018, primarily due to lower accounts receivable on lower sales volumes and lower pricing. Capital expenditures for the second quarter of 2018 were $32.9 million, resulting in free cash flow of $99.6 million. Cash flows used in financing activities increased by $363.1 million for the quarter when compared to the prior year period primarily due to the special dividend paid in April 2018 and the stock repurchase in connection with the secondary equity offerings discussed below.

The Company’s available liquidity as of June 30, 2018 was $150.5 million, consisting of cash and cash equivalents of $55.1 million and $95.4 million of available borrowings under its Asset-Based Revolving Credit Agreement, net of outstanding letters of credit of $4.6 million.

Company Outlook
In light of the Company's successful performance in the first and second quarters of 2018, its NOL carryforwards, and the expected market conditions for the remainder of 2018, Warrior is increasing its guidance for the full year 2018 as indicated below.

Coal sales	7.1 - 7.5 million short tons
Coal production	7.1 - 7.5 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$100 - $120 million
Selling, general and administrative expenses	$36 - $39 million
Interest expense	$40 - $42 million
Cash tax rate	0%

The Company’s guidance for capital expenditures consists of sustaining capital spending of approximately $70 - $83 million, including regulatory and gas requirements, and discretionary capital spending of $30 - $37 million for various operational improvements.

The Company’s outlook is subject to many risks that may impact performance, such as market conditions in the steel and met coal industries, overall global economic and competitive conditions, all as more fully described under "Forward-Looking Statements."

Key factors that may affect the Company's outlook include:

•	HCC index pricing

•	Planned longwall moves - 2 in Q3 and 1 in Q4

•	Exclusion of other non-recurring costs

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Special Dividend and Secondary Equity Offerings
On April 3, 2018, the Company used the net proceeds of its offering of $125 million 8.00% Senior Secured Notes due 2024, together with cash on hand, to declare a special cash dividend of approximately $6.53 per share of Warrior’s common stock, par value $0.01 per share, totaling an aggregate payment of $350 million, which was paid on April 20, 2018, to stockholders of record as of the close of business on April 13, 2018.

On May 10, 2018, an underwritten secondary offering of 8,000,000 shares of the Company's common stock by certain of the Company's existing stockholders, of which the Company repurchased from the underwriter 500,000 shares of common stock totaling $12.1 million, was consummated. In addition, on June 14, 2018, an underwritten secondary offering of 5,000,000 shares of the Company's common stock by certain of the Company's existing stockholders was consummated. The Company did not receive any proceeds from either secondary offering during the second quarter.

Regular Quarterly Dividend
On July 24, 2018, the board of directors of the Company declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.7 million, which will be paid on August 10, 2018 to stockholders of record as of the close of business on August 3, 2018.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures are provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its second quarter 2018 results today, August 1, 2018, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/.

Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior conference call.

Telephone playback will also be available from 6:30 p.m. ET August 1, 2018 through 6:30 p.m. ET on August 8, 2018. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10120811.

About Warrior
Warrior is a large scale, low-cost U.S. based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index. Warrior sells all its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures and future effective income tax rates. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the timing and number of longwall moves; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the timing and amount of any stock repurchases the Company makes under its stock repurchase program; the Company’s ability to comply with covenants in its credit facility or indenture relating to its 8.00% Senior Notes due 2024; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2017, Form 10-Q for the quarterly period ended June 30, 2018 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
William Stanhouse, 205-554-6131
william.stanhouse@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
UNAUDITED

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenues:
Sales	$315,045	$351,788	$727,924	$592,844
Other revenues	7,510	11,582	16,419	24,490
Total revenues	322,555	363,370	744,343	617,334
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	178,543	160,152	369,219	266,296
Cost of other revenues (exclusive of items shown separately below)	7,338	7,795	15,122	15,974
Depreciation and depletion	21,127	19,650	45,679	34,232
Selling, general and administrative	13,465	8,660	21,699	13,830
Transaction and other expenses	986	3,837	4,274	12,873
Total costs and expenses	221,459	200,094	455,993	343,205
Operating income	101,096	163,276	288,350	274,129
Interest expense, net	(9,784)	(642)	(18,344)	(1,250)
Income before income tax expense	91,312	162,634	270,006	272,879
Income tax expense	—	32,769	—	34,706
Net income	$91,312	$129,865	$270,006	$238,173
Basic and diluted net income per share (1):
Net income per share—basic and diluted	$1.72	$2.46	$5.10	$4.52
Weighted average number of shares outstanding—basic	53,053	52,721	52,976	52,702
Weighted average number of shares outstanding—diluted	53,079	52,721	53,007	52,702
Dividends per share:	$6.58	$0.05	$6.63	$3.61

(1) On April 12, 2017, in connection with the Company’s initial public offering, Warrior Met Coal, LLC filed a certificate of conversion, whereby Warrior Met Coal, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to Warrior Met Coal, Inc. In connection with this corporate conversion, the Company filed a certificate of incorporation. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue up to 140,000,000 shares of common stock $0.01 par value per share and 10,000,000 shares of preferred stock $0.01 par value per share.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
UNAUDITED

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended June 30,		For the six months ended June 30,
(short tons in thousands)(1)	2018	2017	2018	2017
Tons sold	1,886	1,942	4,002	3,069
Tons produced	1,929	1,909	4,027	3,522
Gross price realization (2)	100%	105%	99%	95%
Average net selling price	$167.04	$181.14	$181.89	$193.17
Cash cost of sales (free on board port) per short ton (3)	$93.90	$82.22	$91.74	$86.45
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and six months ended June 30, 2018, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index. For the three and six months ended June 30, 2017, gross price realization represents gross sales, excluding demurrage and other charges, divided by tons sold as a percentage of the Australian LV Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Cost of sales	$178,543	$160,152	$369,219	$266,296
Asset retirement obligation accretion	(560)	(401)	(1,120)	(882)
Stock compensation expense	(879)	(75)	(946)	(75)
Cash cost of sales (free on board port)(3)	$177,104	$159,676	$367,153	$265,339

(3)     Cash cost of sales (free on board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
UNAUDITED
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended June 30,		For the six months ended June 30,
(in thousands)	2018	2017	2018	2017
Net income	$91,312	$129,865	$270,006	$238,173
Interest expense, net	9,784	642	18,344	1,250
Income tax expense	—	32,769	—	34,706
Depreciation and depletion	21,127	19,650	45,679	34,232
Asset retirement obligation accretion	1,155	797	2,310	1,792
Stock compensation expense	4,481	922	4,679	922
Transaction and other expenses	986	3,837	4,274	12,873
Adjusted EBITDA (4)	$128,845	$188,482	$345,292	$323,948
(4)  Adjusted EBITDA is defined as net income before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense and transaction and other expenses.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Net income	$91,312	$129,865	$270,006	$238,173
Incremental stock compensation expense	3,570	—	3,570	—
Transaction and other expenses, net of tax	986	3,064	4,274	11,236
Adjusted net income (5)	$95,868	$132,929	$277,850	$249,409

Weighted average number of basic shares outstanding	53,053	52,721	52,976	52,702
Weighted average number of diluted shares outstanding	53,079	52,721	53,007	52,702

Adjusted basic and diluted income per share:	$1.81	$2.52	$5.24	$4.73
(5)    Adjusted net income is defined as net income net of incremental non-cash stock compensation expense, transaction and other expenses, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
UNAUDITED

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
OPERATING ACTIVITIES:
Net income	$91,312	$129,865	$270,006	$238,173
Non-cash adjustments to reconcile net income to net cash provided by (used in) operating activities	27,521	21,903	54,064	37,942
Changes in operating assets and liabilities:
Trade accounts receivable	22,379	3,629	(12,200)	(26,655)
Other receivables	2,668	1,442	4,208	1,200
Inventories	(7,174)	(4,339)	(5,390)	(32,931)
Prepaid expenses and other current assets	(1,727)	(2,507)	8,626	(4,674)
Accounts payable	12,538	(2,459)	15,469	7,778
Accrued expenses and other current liabilities	(12,671)	17,072	(3,723)	10,017
Other	(2,326)	(3,202)	(4,803)	(3,893)
Net cash provided by operating activities	132,520	161,404	326,257	226,957
INVESTING ACTIVITIES:
Net cash used in investing activities	(32,877)	(16,885)	(55,419)	(28,263)
FINANCING ACTIVITIES:
Net cash used in financing activities	(366,582)	(3,439)	(251,189)	(194,204)
Net increase (decrease) in cash and cash equivalents and restricted cash	(266,939)	141,080	19,649	4,490
Cash and cash equivalents and restricted cash at beginning of period	322,852	16,066	36,264	152,656
Cash and cash equivalents and restricted cash at end of period	$55,913	$157,146	$55,913	$157,146

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$132,520	$161,404	$326,257	$226,957
Purchases of property, plant and equipment	(32,877)	(16,885)	(55,419)	(28,263)
Free cash flow (6)	$99,643	$144,519	$270,838	$198,694
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)
UNAUDITED

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$55,087	$35,470
Short-term investments	17,501	17,501
Trade accounts receivable	129,946	117,746
Other receivables	10,274	14,482
Inventories, net	59,446	54,294
Prepaid expenses	20,750	29,376
Total current assets	293,004	268,869
Mineral interests, net	125,000	130,004
Property, plant and equipment, net	551,205	536,745
Income tax receivable	39,255	39,255
Other long-term assets	21,319	18,442
Total assets	$1,029,783	$993,315
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,124	$28,076
Accrued expenses	66,475	66,704
Other current liabilities	6,837	10,475
Current portion of long-term debt	2,257	2,965
Total current liabilities	115,693	108,220
Long-term debt	465,860	342,948
Asset retirement obligations	98,282	96,096
Other long-term liabilities	35,078	33,028
Total liabilities	714,913	580,292
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 53,287,079 issued and 52,787,079 outstanding as of June 30, 2018 and 53,284,470 issued and outstanding as of December 31, 2017)	534	534
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (500,000 shares)	(12,100)	—
Additional paid in capital	238,162	329,993
Retained earnings	88,274	82,496
Total stockholders’ equity	314,870	413,023
Total liabilities and stockholders’ equity	$1,029,783	$993,315